Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 22, 2011, with respect to the consolidated financial statements of Radiancy Inc. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE & CO.

Tel Aviv, Israel

August 12, 2011